Exhibit 23.3

Consent of Independent Auditors
We consent to the reference to our firm under the caption “Experts” and to the use of our report dated November 26, 2021 (except Note F1, as to which the date is April 20, 2022), with respect to the financial statements of &ever GmbH included in this Registration Statement (Form S-4) of Kalera Public Limited Company.

/s/ Ernst & Young GmbH Wirtschaftsprüfungsgesellschaft

Hamburg, Germany
April 21, 2022